SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549




                                   FORM 8-A


               For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                           FAIRFIELD COMMUNITIES, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                                        71-0390438
 (State of Incorporation)                   (IRS Employer Identification No.)



               2800 Cantrell Road, Little Rock, Arkansas  72202
                  (Address of principal executive offices)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box:
                    ----

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box:
                                                       ----


                   Securities to be registered pursuant to
                           Section 12(b) of the Act:


         Title of each Class              Name of each exchange on which
         to be so registered              each class is to be registered
         -------------------              ------------------------------

    Common Stock, $0.01 par value             New York Stock Exchange



                   Securities to be registered pursuant to
                          Section 12(g) of the Act:

                                    None

ITEM 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

     Common Stock, $0.01 Par Value
     -----------------------------

     The capital stock of Fairfield Communities, Inc. (the "Registrant") to be registered on the New York Stock Exchange, Inc. ("Exchange") is the Registrant's Common Stock, par value $0.01 per share ("Common Stock").
Except as may otherwise be provided in a preferred stock designation, each share of Common Stock is entitled to one vote, in person or by proxy, on all matters submitted to a vote of the stockholders. The holders of Common Stock will vote as a class with the holders of any of Registrant's Series A Junior Participating Preferred Stock issued under a Rights Agreement, as amended, between the Registrant and The First National Bank of Boston, as successor rights agent. The shares of Common Stock do not have preemptive rights or any other subscription rights, and cumulative voting by the holders of Common Stock is not allowed. The Common Stock has no conversion rights or redemption or sinking fund provisions with respect thereto. The holders of the Common Stock have certain rights (the "Preferred Stock Purchase Rights") under the Rights Agreement, associated with the Common Stock, to purchase the Registrant's Series A Junior Participating Preferred Stock, under certain circumstances. The Preferred Stock Purchase Rights are being registered on a separate Form 8-A registration statement being filed under the Securities Exchange Act of 1934 concurrently herewith.

     Subject to any preferential rights that may be applicable to preferred stock, all shares of Common Stock rank equally as to participation in any property that may be available for distribution after satisfaction of all other claims in the event of any liquidation, dissolution or winding up of the affairs of the Registrant, whether voluntary or involuntary or otherwise, and as to such dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefor.

     It is not presently anticipated that any dividends will be paid on the Common Stock in the foreseeable future, and certain debt instruments of the Registrant and its subsidiaries expressly limit, or may have the effect of limiting, the amount of dividends payable by the Registrant. In particular, no dividends or other distributions may be paid on the Common Stock, other than dividends payable solely in shares of Common Stock, until certain loans made to the Registrant by The First National Bank of Boston, as agent on behalf of itself and such other participating lenders as may become party to the lending agreement, have been repaid in full, and no obligation remains to extend future loans. Similarly, the Registrant has delivered a promissory note and security agreement to VM Investors Partnership that restricts the Registrant's ability to pay dividends or other distributions on the Common Stock during any period when the Registrant is in default under that promissory note, or the amount outstanding under that note exceeds the value of the collateral securing the note.

     The Registrant has, through the date hereof, granted stock warrants which remain outstanding to certain of its officers, directors, employees and executives to purchase an aggregate of 868,000 shares of Common Stock pursuant to its First Amended and Restated 1992 Warrant Plan (the "Warrant Plan"). A total of 1,000,000 shares of Common Stock have been reserved for possible issuance under the Warrant Plan. The existing grants of warrants under the Warrant Plan extend for 10 years from their respective grant dates, which range from September 1, 1992 to November 17, 1995, with vesting ranging from one year to five years from the respective dates of grant. The exercise prices of the warrants granted under the Warrant Plan range from $3.00 per share to $7.125 per share, and were not less than the fair market price of the Common Stock on the respective dates of grant. Registrant is authorized to adjust the exercise price and/or number of shares of Common Stock covered by warrants in the event of certain corporate transactions or events, to prevent dilution or enlargement of the rights of the warrant holders under the Warrant Plan.

     588,235 shares of Common Stock have been reserved, but not issued, for the benefit of the holders of Registrant's 10% Senior Subordinated Secured Notes, in the event that the collateral securing such notes is not sufficient to repay such notes.

     The Registrant presently estimates that approximately 702,313 additional shares of Common Stock will be issued to holders of unsecured claims in accordance with the Registrant's Seventh Amended and Restated Joint Plans of Reorganization (the "Plan of Reorganization"). The foregoing estimate is based upon factors not within the control of the Registrant, but largely within the control of the bankruptcy court, which hears unresolved contested claims remaining under Registrant's Plan of Reorganization. Such estimate may vary materially from the results obtained in claims hearings. Under the Plan of Reorganization, the number of shares of Common Stock reserved for issuance in satisfaction of unsecured claims is subject to increase without limitation, as and to the extent required to satisfy claims allowed by the bankruptcy court.

     The Registrant is also authorized to issue additional shares of capital stock from time to time. There are no specific restrictions upon such issuances, except that not more than 1,000,000 shares of Common Stock may be issued pursuant to the Warrant Plan. Under Delaware law, in the absence of actual fraud in the transaction, the judgment of the directors as to the value of consideration received upon the issuance of a corporation's capital stock is conclusive. In addition, as permitted by Delaware law, under Registrant's Second Amended and Restated Certificate of Incorporation, the Registrant's stockholders will not have preemptive rights to purchase additional shares of capital stock upon any issuance of such shares authorized by the Board.

ITEM 2.   Exhibits.
          --------

   1 All exhibits required by Instruction II to Item 2 will be supplied to the Exchange.

                               SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                     FAIRFIELD COMMUNITIES, INC.

                                     By: /s/Marcel J. Dumeny
                                            Marcel J. Dumeny,
                                            Senior Vice President


December 8, 1995